                                                               EXHIBIT 13.3

                                    FORM 10-Q

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

           /X/ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended      APRIL 2, 1995
                                                   ------------------

                                       OR

          / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          For the transition period from              to
                                         ------------    -----------

          Commission file number               1-9573
                                 -----------------------------------

                           UNO RESTAURANT CORPORATION
             (Exact name of registrant as specified in its charter)

             Delaware                                   04-2953702
   -------------------------------                  -------------------
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                  Identification No.)

            100 Charles Park Road, West Roxbury, Massachusetts 02132
       ------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (617) 323-9200
       ------------------------------------------------------------------
              (Registrant's telephone number, including area code)


       ------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes   X   No
                                 -----    -----

         As of April 30, 1995, 11,377,793 shares of the registrant's Common Stock, $.01 par value, were outstanding.

                           UNO RESTAURANT CORPORATION

                                      INDEX

                                                                            Page
                                                                            ----
PART I.  FINANCIAL INFORMATION

         ITEM 1.          FINANCIAL STATEMENTS............................   3

                          Consolidated Balance Sheets --
                          April 2, 1995 and October 2, 1994...............   3

                          Consolidated Statements of Income --
                          Twenty-six weeks ended April 2, 1995
                          and April 3, 1994...............................   4

                          Consolidated Statements of Cash Flows --
                          Twenty-six weeks ended April 2, 1995 and
                          April 3, 1994...................................   5

                          Notes to Consolidated Financial
                          Statements......................................   6


         ITEM 2.          MANAGEMENT'S DISCUSSION AND
                          ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS.......................   7


PART II.  OTHER INFORMATION

         ITEM 4.          SUBMISSION OF MATTERS TO A VOTE OF SECURITY-
                          HOLDERS.........................................  12

         ITEM 6.          EXHIBITS AND REPORTS ON FORM 8-K...............   12

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except share data)

                                                                                     April 2,              Oct. 2,
                                                                                       1995                  1994
                                                                                    -----------            -------
                                                                                    (Unaudited)
                                     ASSETS

CURRENT ASSETS
 Cash and cash equivalents                                                           $    214            $    961
 Royalties receivable                                                                     597                 553
 Consumer products receivables                                                            682                 473
 Inventory                                                                              1,936               1,744
 Prepaid expenses                                                                       2,143                 990
 Deferred pre-opening costs                                                             1,180                 568
 Deferred income taxes                                                                    238                 139
 Other current assets                                                                   1,041                 610
                                                                                     --------            ---------
  TOTAL CURRENT ASSETS                                                                  8,031               6,038

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
 Land                                                                                   9,166               7,601
 Buildings                                                                             11,502               9,729
 Leasehold improvements                                                                66,868              55,657
 Equipment                                                                             37,789              31,797
 Construction in progress                                                               6,518               2,870
                                                                                     --------            --------
                                                                                      131,843             107,654
Less allowances for depreciation and amortization                                      31,792              27,597
                                                                                     --------            --------
                                                                                      100,051              80,057
OTHER ASSETS
 Deposit                                                                                                    3,000
 Deferred income taxes                                                                  1,435               1,303
 Royalty fee                                                                              446                 487
 Liquor licenses and other assets                                                       3,184               1,336
                                                                                     --------            --------
                                                                                     $113,147            $ 92,221
                                                                                     ========            ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                                                                    $  6,619             $ 5,006
 Accrued expenses                                                                       4,620               4,064
 Accrued compensation and taxes                                                         2,319               2,357
 Income taxes payable                                                                     138                 654
 Current portion--bank loan                                                             3,402               3,400
                                                                                     --------             -------
  TOTAL CURRENT LIABILITIES                                                            17,098              15,481

LONG-TERM DEBT                                                                         33,358              17,303
CAPITAL LEASE OBLIGATION                                                                  778                 820
DEFERRED RENT                                                                           2,952               2,659
SHAREHOLDERS' EQUITY
 Preferred Stock, $1.00 par value, 1,000,000 shares
  authorized, none issued
 Common Stock, $.01 par value, 25,000,000 shares (12,000,000 in 1994)
  authorized, 11,374,699 and 9,072,499 shares issued and outstanding in Fiscal
  Years 1995 and 1994, respectively                                                       114                  91
 Additional paid-in capital                                                            30,830              30,613
 Retained earnings                                                                     28,017              25,254
                                                                                     --------             -------
TOTAL SHAREHOLDERS' EQUITY                                                             58,961              55,958
                                                                                     --------             -------
                                                                                     $113,147             $92,221
                                                                                     ========             =======

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share data)

                                                          Thirteen Weeks Ended               Twenty-six Weeks Ended
                                                       -------------------------            ------------------------
                                                        Apr 2,           Apr 3,              Apr 2,           Apr 3,
                                                         1995             1994                1995             1994
                                                       --------         --------            --------         --------
REVENUES
 Restaurant sales                                      $33,873          $25,010             $66,767          $49,980
 Consumer product sales                                  2,245            2,175               4,353            3,896
 Franchise income                                        1,033              951               2,007            1,936
                                                       -------          -------             -------          -------
                                                        37,151           28,136              73,127           55,812
COSTS AND EXPENSES
 Cost of sales                                           9,365            6,899              18,432           13,731
 Labor and benefits                                     11,429            8,469              22,089           16,813
 Occupancy                                               5,274            4,447              10,584            8,680
 Other operating costs                                   3,000            2,518               6,189            5,049
 General and administrative                              2,924            2,195               5,621            4,390
 Depreciation and amortization                           2,604            1,833               4,871            3,609
                                                       -------          -------             -------          -------
                                                        34,596           26,361              67,786           52,272
                                                       -------          -------             -------          -------

OPERATING INCOME                                         2,555            1,775               5,341            3,540

OTHER EXPENSE                                             (583)            (292)               (954)            (277)
                                                       -------          -------             -------          -------
 Income before income taxes                              1,972            1,483               4,387            3,263
 Provision for income taxes                                729              601               1,624            1,322
                                                       -------          -------             -------          -------
NET INCOME                                             $ 1,243          $   882             $ 2,763          $ 1,941
                                                       =======          =======             =======          =======
EARNINGS PER COMMON SHARE                              $   .11          $   .08             $   .24          $   .17
                                                       =======          =======             =======          =======
Weighted average shares outstanding                     11,748           11,360              11,684           11,377
                                                       =======          =======             =======          =======

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

                                                                                    Twenty-six Weeks Ended
                                                                                   ------------------------
                                                                                   Apr 2,             Apr 3,
                                                                                   1995               1994
                                                                                  -------            -------
OPERATING ACTIVITIES
  Net Income                                                                      $ 2,763            $ 1,941
  Adjustments to reconcile net income to net cash
    provided by operating activities:
   Depreciation and amortization                                                    4,921              3,658
   Deferred income taxes                                                             (231)                10
   Gain on disposal of equipment                                                       (9)              (332)
   Changes in operating assets and liabilities:
    Decrease (Increase) in consumer product receivable                               (209)               118
    Decrease (Increase) in royalty receivables                                        (44)               (87)
    Increase in inventory                                                            (192)               (36)
    Increase in other assets and prepaid expenses                                  (2,977)              (998)
    Increase in accounts payable and
     accrued expenses                                                               2,131                572
    Decrease in income taxes payable                                                 (516)              (638)
    Increase in deferred rent                                                         293                379
                                                                                  -------            -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                           5,930              4,587

INVESTMENT ACTIVITIES
  Additions to improvements and equipment                                         (22,625)            (9,477)
  Proceeds from sale of fixed assets                                                    9              2,517
  Business acquisition, less cash acquired, and deposit                              (316)            (1,800)
                                                                                  -------            -------
NET CASH USED FOR INVESTING ACTIVITIES                                            (22,932)            (8,760)

FINANCING ACTIVITIES
  Proceeds from revolving credit agreement                                         31,075             15,135
  Principal payments on revolving credit agreement
   and capital lease obligations                                                  (15,060)           (11,556)
  Exercise of stock options                                                           240                 48
                                                                                  -------            -------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                          16,255              3,627
                                                                                  -------            -------

DECREASE IN CASH AND CASH EQUIVALENTS                                                (747)              (546)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                                                 961                998
                                                                                  -------            -------
CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                                                   $   214            $   452
                                                                                  =======            =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION

    The accompanying unaudited, consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all information and footnotes normally included in financial statements prepared in conformity with generally accepted accounting principles. They should be read in conjunction with the financial statements of the company for the fiscal year ended October 2, 1994.

    The accompanying financial statements include all adjustments (consisting only of normal recurring accruals) that management considers necessary for a fair presentation of its financial position and results of operations for the interim periods presented.

NOTE B - STOCK SPLIT

    On February 28, 1995, the Company effected a 25% stock split in the form of a stock dividend to the stockholders of record on February 8, 1995 which was approved by the Company's Board of Directors on November 15, 1994.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the percentage relationship to total revenues, unless otherwise indicated, of certain items included in the Company's income statements and operating data for the periods indicated:


THIRTEEN WEEKS ENDED APRIL 2, 1995 COMPARED TO THIRTEEN WEEKS ENDED
APRIL 3, 1994

                                                         13 Weeks             13 Weeks
                                                          Ended                 Ended
                                                          4/2/95               4/3/94
                                                         --------             --------
REVENUES:
Restaurant sales                                          91.2%                 88.9%
Consumer product sales                                     6.0                   7.7
Franchise income                                           2.8                   3.4
                                                         ------                ------
     Total                                               100.0%                100.0%
                                                         ------                ------
COSTS AND EXPENSES:

Cost of food and beverages (1)                            25.9%                 25.4%
Labor and benefits (1)                                    31.6                  31.1
Occupancy costs (1)                                       14.6                  16.4
Other operating costs (1)                                  8.3                   9.3
General and administrative                                 7.9                   7.8
Depreciation and amortization (1)                          7.2                   6.8
                                                         ------                ------

Operating income                                           6.9                   6.3

Other expense                                             (1.6)                 (1.0)
                                                         ------                ------

Income before taxes                                        5.3                   5.3
Provision for income taxes                                 2.0                   2.1
                                                         ------                ------
Net income                                                 3.3%                  3.2%
                                                         ======                ======

- ---------------
(1) Percentage of restaurant and consumer product sales



NUMBER OF RESTAURANTS
 AT END OF QUARTER:
Company-owned Uno's full service                            71                    57
Franchised Uno's - full service                             58                    59


         Total revenues increased 32.0% to $37.2 million for the thirteen weeks ended April 2, 1995 from $28.1 million for the same period last year. Company-owned restaurant sales increased 35.4% to $33.9 million for the thirteen weeks ended April 2, 1995 from $25.0 million for the same period last year due primarily to a 21.4% growth in store operating weeks of full-service Pizzeria Uno units and the acquisition of three Bay Street Grill restaurants. Comparable-store sales for Pizzeria Uno full-service units for the thirteen weeks ended April 2, 1995 were 5.8% above the same period last year.

         Consumer product sales increased 3.2% to $2,244,700 for the thirteen weeks ended April 2, 1995 from $2,174,700 for the same period last year. Sales growth within the core New England region for the thirteen weeks ended April 2, 1995 continued, especially of private label products, and test shipments of frozen products outside of the New England market also continued.

         Franchise income, which includes royalty income and initial franchise fees, increased 8.7% to $1,033,400 for the thirteen weeks ended April 2, 1995 from $951,000 for the same period last year. Royalty income increased 10.1% to $1,008,400 from $916,000 for the same period last year due in part to increases in franchise restaurant sales for the thirteen weeks ended April 2, 1995 and two new openings since the comparable period last year. Initial franchise fees amounted to $25,000 for the thirteen weeks ended April 2, 1995 compared to $35,000 for the same period last year.

         Cost of food and beverages increased to 25.9% of restaurant and consumer product sales for the thirteen weeks ended April 2, 1995 from 25.4% for the same period last year. This percentage cost increase reflected primarily changes in sales mix toward a larger percentage of higher-cost non-pizza menu items.

         Labor and benefits increased as a percentage of restaurant and consumer product sales to 31.6% for the thirteen weeks ended April 2, 1995 compared to 31.1% for the same period last year due to initial periods of labor inefficiency in connection with accelerated unit growth.

         Occupancy costs declined as a percentage of restaurant and consumer product sales from 16.4% for the thirteen weeks ended April 2, 1995 to 14.6% for the same period last year, due to the operating leverage provided by the increase in comparable store sales as well as the Company's ownership of an increasing number of fee owned properties.

         Other operating costs declined as a percentage of restaurant and consumer product sales to 8.3% for the thirteen weeks ended April 2, 1995 from 9.3% for the same period last year, principally due to lower advertising expenditures.

         General and administrative costs as a percentage of total revenues for the thirteen weeks ended April 2, 1995 remained relatively unchanged from the same period last year.

         Depreciation and amortization expenses increased as a percentage of restaurant and consumer product sales to 7.2% for the thirteen weeks ended April 2, 1995 from 6.8% for the same period last year due to an increase in pre-opening amortization expense associated with the increased rate of unit growth recently.

         Operating income for the for the thirteen weeks ended April 2, 1995 improved 43.9% to $2,555,000 from $1,775,000 for the same period last year, as the operating margin for the thirteen weeks ended April 2, 1995 increased to 6.9% from 6.3% for the same period last year.

        Other expense of $583,000 for the thirteen weeks ended April 2, 1995 increased from $292,000 for the same period last year, due principally to higher interest costs relating to the increased level of debt used to fund the Company's accelerated expansion plan and its ownership of an increasing number of restaurant properties.

         The effective income tax rate declined to 37.0% for the 13 weeks ended April 2, 1995 from 40.5% in the comparable period in 1994. The effective income tax rate for the 13 weeks ended April 2, 1995 was lower primarily due to the effect of the FICA tip tax credit, which became effective on January 1, 1994 and generally lower state income taxes.

       Net income increased 40.9% for the 13 weeks ended April 2, 1995 to $1,243,000 from $882,000 for the same period last year based on the factors noted above.


TWENTY-SIX WEEKS ENDED APRIL 2, 1995 COMPARED TO TWENTY-SIX WEEKS ENDED
APRIL 3, 1994


                                                           26 Weeks                26 Weeks
                                                             Ended                   Ended
                                                            4/2/95                  4/3/94
                                                            ------                  ------
REVENUES:
Restaurant sales                                             91.3%                   89.6%
Consumer product sales                                        6.0                     7.0
Franchise income                                              2.7                     3.4

       Total                                                100.0%                  100.0%
                                                            ------                  ------
COSTS AND EXPENSES:
Cost of food and beverages (1)                               25.9                    25.5
Labor and benefits (1)                                       31.1                    31.2
Occupancy costs (1)                                          14.9                    16.1
Other operating costs (1)                                     8.7                     9.4
General and administrative                                    7.7                     7.9
Depreciation and amortization (1)                             6.8                     6.7
                                                            ------                  ------
Operating income                                              7.3                     6.3

Other income (expense)                                       (1.3)                    (.5)
                                                            ------                  ------
Income before taxes                                           6.0                     5.8
Provision for income taxes                                    2.2                     2.4
                                                            ------                  ------
Net income                                                    3.8%                    3.4%
                                                            ======                  ======

- ---------------
(1) Percentage of restaurant and consumer product sales


       Total revenue increased 31.0% to $73.1 million for the 26 weeks ended April 2, 1995 from $55.8 million in the comparable period in 1994. Company-owned restaurant sales increased 33.6% to $66.8 million for the 26 weeks ended April 2, 1995 due primarily to a 19.8% increase in operating weeks of full-service Pizzeria Uno restaurants resulting from the addition of 14 restaurants during the past four quarters, as well as the purchase of three Bay Street Grill restaurants in December 1994. The increase in restaurant sales was also due to a 6.6% increase in comparable store sales for the 26 weeks ended April 2, 1995.

       Consumer product sales increased 11.7% to $4.4 million for the 26 weeks ended April 2, 1995 from $3.9 million in the comparable period in 1994 due to higher sales of Pizzeria Uno brand and private label refrigerated pizza, as well as increased shipments of frozen pizza for tests by customers outside New England.

       Franchise income increased 3.7% to $2.0 million for the 26 weeks ended April 2, 1995 from $1.9 million in the comparable period in 1994. Royalty income increased 7.8% to $2.0 for the 26 weeks ended April 2, 1995 generally due to an increase in franchise restaurant sales. Initial franchise fees totaled $55,000 for the

26 weeks ended April 2, 1995 compared to $125,000 in the comparable period in 1994.

       Cost of food and beverages as a percentage of restaurant and consumer product sales increased to 25.9% for the 26 weeks ended April 2, 1995 from 25.5% in the comparable period in 1994. This percentage cost increase primarily reflected changes in sales mix toward a larger percentage of higher-cost non-pizza menu items.

       Labor and benefits as a percentage of restaurant and consumer product sales decreased slightly to 31.1% for the 26 weeks ended April 2, 1995 from 31.2% in the comparable period in 1994, principally due to the leverage of higher comparable store sales.

       Occupancy costs as a percentage of restaurant and consumer product sales declined to 14.9% for the 26 weeks ended April 2, 1995 from 16.1% in the comparable period in 1994, primarily due to an increased number of owned restaurant properties and the operating leverage provided by the increase in comparable store sales noted above.

       Other operating costs declined as a percentage of restaurant and consumer product sales to 8.7% for the 26 weeks ended April 2, 1995 from 9.4% in the comparable period in 1994. The primary reasons for this improvement were lower advertising expenses as a percentage of restaurant and consumer product sales and the operating leverage provided by the increase in comparable store sales.

       General and administrative expenses decreased as a percentage of total revenues to 7.7% for the 26 weeks ended April 2, 1995 from 7.9% in the comparable period in 1994 as a result of allocating certain fixed expenses over a larger revenue base.

       Depreciation and amortization expenses as a percentage of restaurant and consumer product sales increased slightly to 6.8% for the 26 weeks ended April 2, 1995 from 6.7% in the comparable period in 1994, principally due to increased amortization of pre-opening costs associated with the higher rate of unit growth.

       Operating income increased 50.9% to $5.3 million for the 26 weeks ended April 2, 1995 compared to $3.5 million in the comparable period in 1994. The operating profit margin improved to 7.3% from 6.3%, primarily as a result of the increase in Company-owned restaurants and comparable store sales.

       Other expense increased to $954,000 or 1.3% as a percentage of total revenues for the 26 weeks ended April 2, 1995 from $277,000 or .5% of total revenues in the comparable period in 1994. This increase was due to higher interest expense associated with the increased level of debt used to fund the Company's accelerated expansion plan and its ownership of an increasing number of restaurant properties. In addition, other expense in the comparable period in 1994 was favorably affected by a $312,000 gain on the sale of a restaurant to a franchisee.

       The effective income tax rate declined to 37.0% for the 26 weeks ended April 2, 1995 from 40.5% in the comparable period in 1994. The effective income tax rate for the 26 weeks ended April 2, 1995 was lower primarily due to the effect of the FICA tip tax credit, which became effective on January 1, 1994 and generally lower state income taxes.

LIQUIDITY AND SOURCES OF CAPITAL

     The following table presents a summary of the Company's cash flows for the 26 weeks ended April 2, 1995.

       Net cash provided by operating activities         $  5,930
       Net cash used in investing activities              (22,932)
       Net cash provided by financing activities           16,255
                                                          --------
       Increase (Decrease) in cash and cash equivalents      (747)
                                                          ========

       Historically, the Company has leased most of its restaurant locations and pursued a strategy of controlled growth, financing its expansion principally from operating cash flow, equity offerings and from the sale of senior, unsecured notes and short-term borrowing under revolving lines of credit. During the 26 week period ended April 2, 1995, the Company's investment in property, equipment and leasehold improvements was $22.6 million.

       The Company currently plans to open approximately 38 restaurants during fiscal 1995 and fiscal 1996, 11 of which were open as of May 5, 1995. The Company expects that the average cash investment required to open a full-service Pizzeria Uno restaurant, excluding land and pre-opening costs, will be approximately $1.5 million. For the balance of fiscal 1995, the Company has planned $19.0 million in additional capital expenditures primarily for the development of new restaurants.

       As of April 2, 1995, the Company had outstanding indebtedness of $30.0 million under its unsecured, revolving line of credit, $6.7 million of senior, unsecured notes and $847,000 in capital lease obligations. In December 1994, the Company obtained a $50.0 million unsecured revolving credit facility to replace its then existing $20.0 million revolving credit facility. The new revolving credit facility will convert to a three year term loan in December 1997. Advances under the revolving credit facility will accrue interest at the lender's prime rate, or alternatively, 125 basis points above LIBOR. The Company anticipates using the revolving credit facility in the future for repayment of all or a portion of the $6.7 million of principal outstanding under its senior, unsecured notes, for the development of additional restaurants, and for working capital.

       The Company believes that existing cash balances, cash generated from operations and borrowings under its revolving line of credit will be sufficient to satisfy the Company's working capital and capital expenditure requirements through fiscal 1995.

IMPACT OF INFLATION

       Inflation has not been a major factor in the Company's business for the last several years. The Company believes it has historically been able to pass on increased costs through menu price increases, but there can be no assurance that it will be able to do so in the future. Future increases in local area construction costs could adversely affect the Company's ability to expand.

SEASONALITY

       The Company's business is seasonal in nature, with revenues and, to a greater degree, operating income being lower in its first and second quarters than its other quarters due to the Company's reduced winter volumes.

PART II.          OTHER INFORMATION

ITEM 4.          SUBMISSION OF MATTERS TO A VOTE OF SECURITY-HOLDERS

                       The Company held its Annual Meeting of Stockholders on
                 February 8, 1995. Of the 9,079,298 shares of Common Stock of the Company issued and outstanding as of December 28, 1994, approximately 8,341,077 shares were represented at the meeting in person or by proxy. Set forth below is a brief description of each matter voted upon at the meeting and the voting results with respect to each matter.

                 1. A proposal to elect two class I directors to serve as members of the Company's Board of Directors until 1998:

                        Name                   For        Withheld    Abstain
                        ----                   ---        --------    -------
                 S. James Coppersmith        8,325,632     15,445
                 John T. Gerlach             8,336,632      4,445

                      Craig S. Miller, Robert M. Brown and E. Robert
                 Kinney, the Company's class II directors, will serve as such until 1996. Aaron D. Spencer and Stephen J. Sweeney, the Company's class III directors, will serve as such until 1997.

                 2. A proposal to amend the Company's Restated Certificate of Incorportion, as amended, to increase the number of authorized shares of Common Stock from 12,000,000 to 25,000,000:

                                               For        Withheld    Abstain
                                               ---        --------    -------
                                             8,229,799      97,491     13,787

                 3. A proposal to amend the Company's 1989 Non-Qualified Stock Option Plan for Non-Employee Directors (i) to increase from 625 to 925 the number of shares of Common Stock for which an option will be granted each year to each then non-employee director and (ii) to grant an option to purchase 300 shares of Common Stock to each non-employee director for each year such individual has already served as a director of the Company:

                                               For        Withheld    Abstain
                                               ---        --------    -------
                                             8,150,912     151,936     38,229


ITEM 6.          EXHIBITS AND REPORTS ON FORM 8-K

                 (a) Exhibits

                 3.1 Restated Certificate of Incorporation, as amended, of the Registrant

                 3.2 Restated Bylaws, as amended, of the Registrant

                 11. Statement re: computation of per share earnings

                 27. Financial Data Schedule

                 (b) Reports on Form 8-K - Uno Restaurant Corporation did not file any Reports on Form 8-K during the quarter ended April 2, 1995.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          UNO RESTAURANT CORPORATION
                                          --------------------------
                                          (Registrant)

Date:    May 9, 1995                      By: /s/ Robert M. Brown
      ----------------                        ------------------------------
                                              Robert M. Brown, Duly Authorized
                                              Senior Vice President-Finance,
                                              and Chief Financial Officer

                                                           EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           UNO RESTAURANT CORPORATION
                                 ______________

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
                                 ______________

     Uno Restaurant Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1. The present name of the Corporation is Uno Restaurant Corporation. The name under which the Corporation was originally incorporated is Pizzeria Uno, Inc.

     2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 1, 1986. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 2, 1987, a second Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 7, 1987, and a third Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 13, 1987 (the "Restated Certificate").

     3. The Restated Certificate is hereby amended by striking out Article "FOURTH" thereof and by substituting in lieu thereof the new Article "FOURTH" set forth below:

     FOURTH: The total number of shares of stock which the Corporation has authority to issue is Twenty Five Million (25,000,000) shares of Common Stock, $.01 par value, and one million (1,000,000) shares of Preferred Stock, $1.00 par value. The Preferred Stock may be issued in one or more series with such rights, powers, preferences and terms and at such times and for such consideration as the Board of Directors shall determine, without further stockholder action. With respect to any series, prior to issuance, the Board of Directors, by resolution, shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, including, but without limitation: (i) the dividend rate, if any, whether fixed or variable, the conditions and times at which the dividend is payable, its preferences to any other class or series of stock, and whether dividends will be cumulative or non-cumulative; (ii) whether the shares are redeemable and, if so, at what times and prices and on what other terms and conditions; (iii) whether the shares will be convertible or exchangeable and, if so, the times, prices, rates, adjustments and other terms of such conversion or exchange; (iv) the voting rights, if any, applicable to the shares; and (v) the rights of the holders of such shares on the dissolution of, or upon the distribution of the assets of, the Corporation.

     4. The amendment to the Restated Certificate herein certified has been duly adopted in the manner and by the votes prescribed by Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned President and Secretary of Uno Restaurant Corporation have signed this Certificate of Amendment of the Restated Certificate of Incorporation as of this 8th day of February, 1995.


                                     /s/ Craig S. Miller
                                     --------------------------------------
                                     Craig S. Miller, President

ATTEST:

/s/ John Cunningham
- ----------------------------
John Cunningham,
Secretary

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           UNO RESTAURANT CORPORATION


     It is hereby certified that:

     1. The present name of the Corporation (hereinafter called the "Corporation") is Uno Restaurant Corporation. The name under which the corporation was originally incorporated is Pizzeria Uno, Inc. and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of Delaware is August 1, 1986. The Corporation filed a Restated Certificate of Incorporation with the Secretary of State of Delaware which was effective April 2, 1987, and a further Restated Certificate of Incorporation with the Secretary of State of Delaware which was effective May 7, 1987.

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out "51%" whenever it appears in Articles Seventh, Tenth, Eleventh, and Twelfth thereof and by substituting in lieu thereof "60%," as set forth in the Restated Certificate of Incorporation hereinafter provided for.

     3. The provisions of the Restated Certificate of Incorporation of the Corporation as herein amended are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Uno Restaurant Corporation without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the Certificate of Incorporation as amended and supplemented hereby and the provisions of the said single instrument hereinafter set forth.

     4. The amendments and the restatements of the Restated Certificate of Incorporation herein certified have been duly adopted by the directors and stockholders in accordance with the provisions of Sections 141, 228, 242, and 245 of the General Corporation Law of the State of Delaware.

     5. The effective date of the Restated Certificate of Incorporation and of the amendments herein certified shall be its filing date.

     6. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall upon the effective date of this Restated Certificate of Incorporation, read as follows:

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           UNO RESTAURANT CORPORATION

     FIRST: The name of the corporation (hereinafter called the "Corporation") is UNO RESTAURANT CORPORATION.

     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 229 South State Street, Dover, Kent County, Delaware; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

     THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be (a) to establish, build, purchase or otherwise acquire, lease, franchise, maintain, manage and operate restaurants and other eating places, and purchase or otherwise acquire, deal in, sell and dispose of foods, beverages, liquors, confections, provisions, tobacco, tobacco products and food products of all kinds and articles, materials, ingredients, products, machinery, equipment and property related thereto, (b) to construct, own, buy, sell, lease, equip and operate restaurants and restaurant enterprises of all kinds; to manufacture, grow, compound, create and generally deal in all kinds of food, foodstuffs and food products; to manufacture, purchase, lease, sell and generally deal in restaurant equipment and supplies of all kinds; and to manufacture, own, operate and generally deal in and with all kinds of facilities and appurtenances convenient, desirable or necessary in the conduct and operation of the foregoing and (c) to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation has authority to issue is twelve million (12,000,000) shares of Common Stock, $.01 par value, and one million (1,000,000) shares of Preferred Stock, $1.00 par value. The Preferred Stock may be issued in one or more series with such rights, powers, preferences and terms and at such times and for such consideration as the Board of Directors shall determine, without further stockholder action. With respect to any series, prior to issuance, the Board of Directors, by resolution, shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, including, but without limitation: (i) the dividend rate, if any, whether fixed or variable, the conditions and times at which the dividend is payable, its preferences to any other class or series of stock, and whether dividends will be cumulative or non-cumulative; (ii) whether the shares are redeemable and, if so, at what times and prices and on what other terms and conditions; (iii) whether the shares will be convertible or exchangeable and, if so, the times, prices, rates, adjustments and other terms of such conversion or exchange; (iv) the voting rights, if any, applicable to the shares; and (v) the rights of the holders of such shares on the dissolution of, or upon the distribution of the assets of, the Corporation.

     FIFTH: The Corporation shall have perpetual existence.

     SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 29l of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     1. The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

     2.  No election of Directors need be by written ballot.

     3. The By-Laws of the Corporation may be amended or repealed at any time after the original adoption of the By-Laws according to Section 109 of the General Corporation Law of the State of Delaware by a majority of the Continuing Directors or by the affirmative vote of the holders of at least 60% of the shares of Voting Stock then outstanding; provided however any such amendment or repeal which is approved by a majority of the Continuing Directors and thereafter submitted to the stockholders for ratification, may be so ratified by the affirmative vote of the holders of a majority of the shares of Voting Stock present and entitled to vote.

     EIGHTH:  (a) The Corporation may, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

              (b) No Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a director. Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law (i) for breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of this paragraph (b) of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

     NINTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Ninth.

     TENTH: (a) In addition to the affirmative vote otherwise required by law or any provision of this Certificate of Incorporation, except as otherwise provided in Section (b) of this Article Tenth, any Business Combination shall require the affirmative vote of the holders of 60% of all Voting Stock, voting together as a single class.

     Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation, or any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, and such affirmative vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock or other capital stock required by law or by this Certificate of Incorporation.

     (b) The provisions of Section (a) of this Article Tenth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation, or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any consideration received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (1) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs (1) and (2) are met:

     (1) The Business Combination shall have been approved by a majority of the Continuing Directors, it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

     (2)  All of the following conditions shall have been met:

        (i) The form of the consideration received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Related Person has paid for shares of such class of Voting Stock within the two-year period ending on and including the Determination Date. If, within such two-year period, the Related Person has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Related Person within such two-year period.

       (ii) The aggregate amount of consideration received per share by holders of each class of Voting Stock in such Business Combination shall be at least equal to the higher of the following (it being intended that the requirements of this paragraph 2(ii) shall be met with respect to every such class of Voting Stock outstanding, whether or not the Related Person has previously acquired any shares of that particular class of Voting Stock):

             (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person for any shares of that class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became a Related Person, whichever is higher; or

             (b) the Fair Market Value per share of such Voting Stock on the Announcement Date; or

             (c) in the case of any class of preferred stock, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

      (iii) After such Related Person has become a Related Person and prior to the consummation of such Business Combination:

             (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock;

             (b) there shall have been (I) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock), unless the failure so to increase such annual rate of dividends is approved by a majority of the Continuing Directors;

             (c) such Related Person shall not have become the beneficial owner of any newly issued shares of Voting Stock directly or indirectly from the Corporation except as part of the transaction which results in such Related Person becoming a Related Person.

      (iv)    After such Related Person has become a Related Person, such

              Related Person shall not have received the benefit, directly or indirectly (except proportionately, solely in such Related Person's capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

       (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy or information statement shall contain on the front thereof, prominently displayed, any recommendation as to the advisability or inadvisability of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing to the Board of Directors and/or shall contain an opinion by an investment banking firm, selected by a majority of the Continuing Directors, as to the fairness (or unfairness) of the Business Combination to the stockholders of the Corporation, other than the Related Person.

    c) A majority of the total number of Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Tenth including, without limitation, (1) whether a person is a Related Person, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether the applicable conditions set forth in paragraph (2) of Section (b) have been met with respect to any Business Combination, and (4) whether the assets which are the subject of any Business Combination or the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination have an aggregate fair market value in excess of 10% of the Corporation's total stockholders' equity as reflected on the Corporation's most recent audited financial statements.

    d) Nothing contained in this Article Tenth shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

    e) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 51% of all Voting Stock voting together as a single class shall be required to amend or repeal this Article Tenth, or to adopt any provision inconsistent herewith.

ELEVENTH

    (a) Any direct or indirect purchase or other acquisition in one or more transactions by the Corporation or any Subsidiary of any of the outstanding Voting Stock of any class from any one or more individuals or entities known by the Corporation to be a Related Person, who has beneficially owned such security or right for less than two years prior to the date of such purchase, at a price in excess of the Fair Market Value shall, except as hereinafter provided, require the affirmative vote of the holders of at least a majority of the shares of Voting Stock, voting as a single class, excluding any votes cast with respect to shares of Voting Stock beneficially owned by such Related Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of (i) a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Exchange Act and the rules and regulations thereunder, or any successor rule or regulation, (ii) pursuant to an open-market purchase program conducted in accordance with the requirements of Rule 10b-18 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act or any successor rule or regulation, or (iii) which is approved by a majority of the Continuing Directors.

    (b) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 60% of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article Eleventh.

TWELFTH

    (a)   Number, Election and Terms of Directors

    1. Subject to the rights of the holders of any class or series of stock having a preference over the Corporation's Voting Stock as to dividends or upon liquidation to elect additional Directors under specific circumstances, the number of Directors shall initially be seven (7) and thereafter may be changed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Continuing Directors or by the affirmative vote of the holders of at least 60% of the shares of Voting Stock then outstanding. At the annual meeting of stockholders held in 1988, the Directors, other than those who may be elected by the holder of any class or series of stock having a preference over the Voting Stock as to dividends or upon liquidation, shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1989 annual meeting of stockholders, the term of office of the second class to expire at the 1990 annual meeting of stockholders and the term of office of the third class to expire at the 1991 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, the successors of those Directors whose terms expire at that meeting shall be elected by a plurality vote of all votes cast at such meeting for a term of office to expire at the third succeeding annual meeting of stockholders after their election, unless by reason of any intervening changes in the authorized number of Directors, the Board shall designate one or more of the then expired directorships as directorships of another class in order more nearly to achieve equality of number of Directors among the classes.

    2. If the number of Directors changes, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional Director elected to any class shall hold office for a term which shall coincide with the terms of the other Directors in such class and until his successor is duly elected and qualified.

    (b)  Newly Created Directorships and Vacancies

    Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Voting Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors pursuant to Article Twelfth Section (a)(1) and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the Continuing Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors shall shorten the term of an incumbent Director.

    (c)  Removal

    Subject to the rights of the holders of any class or series of stock having a preference over the Voting Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office only with cause by the affirmative vote of the holders of at least 60% of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class or upon the vote of a majority of the Continuing Directors.

     (d)  Amendment, Repeal or Alteration

     Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 60% of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, change, amend, repeal, or adopt any provision inconsistent with, this Article Twelfth.

THIRTEENTH

     The Board of Directors of the Corporation, when evaluating any offer of another Person to (i) purchase or exchange any securities or property for any outstanding equity securities of the Corporation, (ii) merge or consolidate the Corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration not only to the price or other consideration being offered, but also to all other relevant factors, including but without limitation, the financial and managerial resources and future prospects of the other Person; the possible effects on the business of the Corporation and its Subsidiaries and on the employees, customers, suppliers and creditors of the Corporation and its Subsidiaries and the effects on the communities in which the Corporation's facilities are located. In evaluating any such offer, the Board of Directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the Corporation.

FOURTEENTH

Definitions

     The following definitions shall apply for the purpose of Articles Tenth, Eleventh, Twelfth and Thirteenth only:

     1. "Affiliate" shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

     2. "Associate" shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

     3. "Announcement Date" shall mean the date of first public announcement of the proposal of a Business Combination.

     4. "Beneficial Ownership" shall have the meaning given such term in Rule 13d-3 of the Exchange Act, except that such term shall include any Voting Stock which such person has the right to acquire, whether or not such right may be exercised within 60 days, directly or indirectly, on or after March 30, 1987.

     5.   "Business Combination" shall mean:

            (i) any merger or consolidation of the Corporation or any Subsidiary with (a) any Related Person, or (b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate of a Related Person; or

           (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any Affiliate of any Related Person of any assets of the Corporation or any Subsidiary having an aggregate fair market value in excess of 10% of the Corporation's total stockholders' equity as reflected on the Corporation's most recent audited financial statements; or

          (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value in excess of 10% of the Corporation's total stockholders' equity as reflected on the Corporation's most recent audited financial statements; or

           (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person or any Affiliate of any Related Person; or

            (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving the Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person.

     6. "Consideration received" shall mean the amount of cash and the Fair Market Value, as of the Consummation Date, of consideration other than cash received by the stockholder. In the event of any Business Combination in which the Corporation survives, the consideration other than cash shall include shares of any class of outstanding Voting Stock retained by the holders of such shares.

     7. "Consummation Date" shall mean the date upon which the Business Combination is consummated.

     8. "Continuing Director" shall mean any member of the Board of Directors who is unaffiliated with the Related Person and who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

     9.   "Corporation" shall mean Uno Restaurant Corporation.

     10. "Determination Date" shall mean the date upon which a Related Person became a Related Person.

     11. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, from time to time.

     12. "Fair market value" shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

     13. "Related Person" shall mean any individual, firm, corporation or other entity (other than the Corporation or any Subsidiary or any stockholder of the Corporation as of March 30, 1987) which, together with its Affiliates and Associates and with any other individual, firm, corporation or other entity (other than the Corporation or any Subsidiary or any stockholder of the Corporation as of March 30, 1987) with which it or they have any agreement, arrangement or understanding with respect to acquiring, holding or disposing of Voting Stock, acquires Beneficial Ownership of more than 5% of the voting power of the outstanding Voting Stock.

     14.  "Person" shall mean any individual, firm, corporation or other entity.

     15. "Subsidiary" shall mean any corporation in which a majority of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

     16. "Voting Stock" shall mean all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

     Signed and attested to on May 13, 1987.


                                          /s/ Craig S. Miller
                                          ______________________________
                                          Craig S. Miller,
                                          President


Attest:

/s/ Stanley J. Gelin
____________________________
Stanley J. Gelin,
Assistant Secretary

                                                                 EXHIBIT 3.2


                              AMENDED AND RESTATED

                                    BY-LAWS

                                       of

                           UNO RESTAURANT CORPORATION

                             A Delaware Corporation








                                                      Adopted: November 15, 1994
                                                               -----------------
                                                                  Date

                                    BY-LAWS

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
ARTICLE I.    STOCKHOLDERS................................................          1

            Section 1.1.            Annual Meeting........................          1
            Section 1.2.            Special Meetings......................          1
            Section 1.3.            Notice of Meeting.....................          1
            Section 1.4.            Quorum................................          2
            Section 1.5.            Proxies and Voting....................          2
            Section 1.6.            Action at Meeting.....................          2
            Section 1.7.            Action Without Meeting................          2
            Section 1.8.            Voting of Shares of Certain Holders...          2
            Section 1.9.            Stockholder Lists.....................          3

ARTICLE II.   BOARD OF DIRECTORS..........................................          4

            Section 2.1.            Powers................................          4
            Section 2.2.            Number of Directors; Qualifications...          4
            Section 2.3.            Nomination of Directors...............          4
            Section 2.4.            Election of Directors.................          4
            Section 2.5.            Vacancies; Reduction of the Board.....          5
            Section 2.6.            Enlargement of the Board..............          5
            Section 2.7.            Tenure and Resignation................          5
            Section 2.8.            Removal...............................          5
            Section 2.9.            Meetings..............................          5
            Section 2.10.           Notice of Meeting.....................          6
            Section 2.11.           Agenda................................          6
            Section 2.12.           Quorum................................          6
            Section 2.13.           Action at Meeting.....................          6
            Section 2.14.           Action Without Meeting................          6
            Section 2.15.           Committees............................          7

ARTICLE III.  OFFICERS....................................................          7

            Section 3.1.            Enumeration...........................          7
            Section 3.2.            Election..............................          7
            Section 3.3.            Qualification.........................          7
            Section 3.4.            Tenure................................          7
            Section 3.5.            Removal...............................          8
            Section 3.6.            Resignation...........................          8
            Section 3.7.            Vacancies.............................          8
            Section 3.8.            Chairman of the Board.................          8
            Section 3.9.            President.............................          8
            Section 3.10.           Vice-Presidents.......................          8
            Section 3.11.           Treasurer and Assistant Treasurers....          8
            Section 3.12.           Secretary and Assistant Secretaries...          9
            Section 3.13.           Other Powers and Duties...............          9


                                                                                  Page
                                                                                  ----
ARTICLE IV.   CAPITAL STOCK...............................................          9

            Section 4.1.            Stock Certificates....................          9
            Section 4.2.            Transfer of Shares....................          10
            Section 4.3.            Record Holders........................          10
            Section 4.4.            Record Date...........................          10
            Section 4.5.            Transfer Agent and Registrar for
                                    Shares of Corporation.................          11
            Section 4.6.            Loss of Certificates..................          11
            Section 4.7.            Restrictions on Transfer..............          11
            Section 4.8.            Miscellaneous.........................          12

ARTICLE V.    DIVIDENDS...................................................          12

            Section 5.1.            Declaration of Dividends..............          12
            Section 5.2.            Reserves..............................          12

ARTICLE VI.   POWERS OF OFFICERS TO CONTRACT WITH THE CORPORATION.........          12

ARTICLE VII.  INDEMNIFICATION.............................................          13

            Section 7.1.            Definitions...........................          13
            Section 7.2.            Actions in Name of the Corporation
                                    or Stockholder........................          14
            Section 7.3.            Other Actions.........................          14
            Section 7.4.            Determination of Indemnification......          14
            Section 7.5.            Advances of Attorney's Fees and Other
                                    Costs.................................          15
            Section 7.6.            Presumptions upon Termination of
                                    Proceeding............................          15
            Section 7.7.            Indemnification not Exclusive.........          15
            Section 7.8.            Indemnification Agreements............          15
            Section 7.9.            Insurance.............................          16
            Section 7.10.           Employee Benefit Plans................          16

ARTICLE VIII. MISCELLANEOUS PROVISIONS....................................          16

            Section 8.1.            Certificate of Incorporation..........          16
            Section 8.2.            Fiscal Year...........................          16
            Section 8.3.            Corporate Seal........................          16
            Section 8.4.            Execution of Instruments..............          16
            Section 8.5.            Voting of Securities..................          16
            Section 8.6.            Evidence of Authority.................          17
            Section 8.7.            Corporate Records.....................          17
            Section 8.8.            Charitable Contributions..............          17

ARTICLE IX.   AMENDMENTS..................................................          17

                                    BY-LAWS

                                       OF

                           Uno Restaurant Corporation

                            (A Delaware Corporation)

                                   ARTICLE I.

                                  Stockholders

            Section 1.1. Annual Meeting. The annual meeting of the stockholders of the corporation shall be held on such date, at such time and place within or without the State of Delaware as may be designated in the notice of meeting. If the day fixed for the annual meeting shall fall on a legal holiday, the meeting shall be held on the next succeeding day not a legal holiday. If the annual meeting is omitted on the day herein provided, a special meeting may be held in place thereof, and any business transacted at such special meeting in lieu of annual meeting shall have the same effect as if transacted or held at the annual meeting.

            Section 1.2. Special Meetings. Special meetings of the stockholders may be called at any time by the president or by the Board of Directors. Special meetings of the stockholders shall be held at such time, date and place within or outside of the State of Delaware as may be designated in the notice of such meeting.

            Section 1.3. Notice of Meeting. A written notice stating the place, date, and hour of each meeting of the stockholders, and, in the case of a special meeting, the purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting, and to each stockholder who, under the Certificate of Incorporation or these By-laws, is entitled to such notice, by delivering such notice to such person or leaving it at their residence or usual place of business, or by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears upon the books of the corporation, at least ten (10) days and not more than sixty (60) before the meeting. Such notice shall be given by the secretary, an assistant secretary, or any other officer or person designated either by the secretary or by the person or persons calling the meeting.

            The requirement of notice to any stockholder may be waived by a written waiver of notice, executed before or after the meeting by the stockholder or his attorney thereunto duly authorized, and filed with the records of the meeting, or if communication with such stockholder is unlawful, or by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice. A waiver of notice of any regular or special meeting of the stockholders need not specify the purposes of the meeting.

            If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the ad adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

            Section 1.4. Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.

            Section 1.5. Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the corporation, unless otherwise provided by law or by the Certificate of Incorporation. Stockholders may vote either in person or by written proxy, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the corporation receives a specific written notice to the contrary from any one of them.

            Section 1.6. Action at Meeting. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office, and a majority of the votes properly cast upon any question other than election to an office shall decide such question, except where a larger vote is required by law, the Certificate of Incorporation or these by-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

            Section 1.7. Action Without Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if the minimum number of stockholders necessary to authorize or take such action and entitled to vote on the matter consent to the action in writing and the consents are filed with the records of the meetings of stockholders. Such consent shall be treated for all purposes as a vote at a meeting.

            Section 1.8. Voting of Shares of Certain Holders. Shares of stock of the corporation standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.

            Shares of stock of the corporation standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by his administrator, executor, court-appointed guardian or conservator without a transfer of such shares into the name of such administrator, executor, court appointed guardian or conservator. Shares of capital stock of the corporation standing in the name of a trustee may be voted by him.

            Shares of stock of the corporation standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

            A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

            Shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares.

            Section 1.9. Stockholder Lists. The secretary (or the corporation's transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stock holders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                                  ARTICLE II.

                               Board of Directors

            Section 2.1. Powers. Except as reserved to the stockholders by law, by the Certificate of Incorporation or by these By-laws, the business of the corporation shall be managed under the direction of the Board of Directors, who shall have and may exercise all of the powers of the corporation. In particular, and without limiting the foregoing, the Board of Directors shall have the power to issue or reserve for issuance from time to time the whole or any part of the capital stock of the corporation which may be authorized from time to time to such person, for such consideration and upon such terms and conditions as they shall determine, including the granting of options, warrants or conversion or other rights to stock.

            Section 2.2. Number of Directors; Qualifications. The number of Directors on the Board of Directors shall be determined as provided in the Certificate of Incorporation of the corporation. No Director need be a stockholder.

            Section 2.3.  Nomination  of Directors.

            (a) Nominations for the election of Directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of Directors. Nominations by stockholders shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the corporation not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of Directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of the corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to stock holders.

            (b) Each notice under subsection (a) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the corporation which are beneficially owned by each such nominee.

            (c) The chairman of the meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

            Section 2.4. Election of Directors. The initial Board of Directors shall be elected by the incorporator(s) at the first meeting thereof and thereafter by the stockholders at their annual meeting or at any special meeting the notice of which specifies the election of Directors as an item of business for such meeting.

            The Directors of the corporation shall be divided into three classes; Class I, Class II and Class III. Each class shall consist as nearly as may be possible, of one-third of the whole number of the Board of Directors. In the election of Directors at the 1988 Annual Meeting of the stockholders, the Class I

Directors shall be elected to hold office for a term to expire at the first annual meeting of the stockholders thereafter; the Class II Directors shall be elected to hold office for a term to expire at the second annual meeting of the stockholders thereafter; and the Class III Directors shall be elected to hold office for a term to expire at the third annual meeting of the stockholders thereafter; and in the case of each class, until their respective successors are duly elected and qualified. At each annual election held after the 1988 annual meeting of the stockholders, the Directors elected to succeed those whose terms expire shall be identified as being the same class as the Directors they succeed and shall be elected to hold office for a term to expire at the third annual meeting of the stockholders after their election, and until their respective successors are duly elected and qualified. If the number of Directors changes, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional Director elected to any class shall hold office for a term which shall coincide with the terms of the other Directors in such class and until his successor is duly elected and qualified.

            Section 2.5. Vacancies; Reduction of the Board. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from the enlargement of the Board of Directors, shall be filled as provided in the Certificate of Incorporation of the corporation.

            Section 2.6. Enlargement of the Board. The Board of Directors may be enlarged as provided in the Certificate of Incorporation of the corporation.

            Section 2.7. Tenure and Resignation. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, Directors shall hold office until the annual meeting of stockholders at which their term expires and thereafter until their successors are chosen and qualified. Any Director may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the president, secretary or assistant secretary, if any. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

            Section 2.8. Removal. A Director, whether elected by the stockholders or Directors, may be removed from office in the manner provided by the Certificate of Incorporation of the corporation.

            Section 2.9. Meetings. Regular meetings of the Board of Directors may be held without call or notice at such times and such places within or without the State of Delaware as the Board may, from time to time, determine, provided that notice of the first regular meeting following any such determination shall be given to Directors absent from such determination. A regular meeting of the Board of Directors shall be held without notice immediately after, and at the same place as, the annual meeting of the stockholders or the special meeting of the stockholders held in place of such annual meeting, unless a quorum of the Directors is not then present. Special meetings of the Board of Directors may be held at any time and at any place designated in the call of the meeting when called by the president, treasurer, or one or more Directors. Members of the Board of Directors or any committee elected thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

            Section 2.10. Notice of Meeting. It shall be sufficient notice to a Director to send notice by mail at least seventy-two (72) hours before the meeting addressed to such person at his usual or last known business or residence address or to give notice to such person in person or by telephone at least twenty-four (24) hours before the meeting. Notice shall be given by the secretary, assistant secretary, if any, or by the officer or Directors calling the meeting. The requirement of notice to any Director may be waived by a written waiver of notice, executed by such person before or after the meeting or meetings, and filed with the records of the meeting, or by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice. A notice or waiver of notice of a Directors' meeting need not specify the purposes of the meeting.

            Section 2.11. Agenda. Any lawful business may be transacted at a meeting of the Board of Directors, notwithstanding the fact that the nature of the business may not have been specified in the notice or waiver of notice of the meeting.

            Section 2.12. Quorum. At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum for the transaction of business. Any meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

            Section 2.13. Action at Meeting. Any motion adopted by vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except where a different vote is required by law, by the Certificate of Incorporation or by these By-laws. The assent in writing of any Director to any vote or action of the Directors taken at any meeting, whether or not a quorum was present and whether or not the Director had or waived notice of the meeting, shall have the same effect as if the Director so assenting was present at such meeting and voted in favor of such vote or action.

            Section 2.14. Action Without Meeting. Any action by the Directors may be taken without a meeting if all of the Directors consent to the action in writing and the consents are filed with the records of the Directors' meetings. Such consent shall be treated for all purposes as a vote of the Directors at a meeting.

            Section 2.15. Committees. The Board of Directors may, by the affirmative vote of a majority of the Directors then in office, appoint an executive committee or other committees consisting of one or more Directors and may by vote delegate to any such committee some or all of their powers except those which by law, the Certificate of Incorporation or these By-laws they may not delegate. Unless the Board of Directors shall otherwise provide, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or such rules, its meetings shall be called, notice given or waived, its business conducted or its action taken as nearly as may be in the same manner as is provided in these By-laws with respect to meetings or for the conduct of business or the taking of actions by the Board of Directors. The Board of Directors shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee at any time. The Board of Directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

                                  ARTICLE III.

                                    Officers

            Section 3.1. Enumeration. The officers shall consist of a chairman of the board, president, a treasurer, a secretary and such other officers and agents (including one or more vice-presidents, assistant treasurers and assistant secretaries), as the Board of Directors may, in their discretion, determine.

            Section 3.2. Election. The president, treasurer and secretary shall be elected annually by the Directors at their first meeting following the annual meeting of the stockholders or any special meeting held in lieu of the annual meeting. Other officers may be chosen by the Directors at such meeting or at any other meeting.

            Section 3.3. Qualification. An officer may, but need not, be a Director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the Directors to give bond for the faithful performance of his duties to the corporation in such amount and with such sureties as the Directors may determine. The premiums for such bonds may be paid by the corporation.

            Section 3.4. Tenure. Except as otherwise provided by the Certificate of Incorporation or these By-laws, the term of office of each officer shall be for one year or until his successor is elected and qualified or until his earlier resignation or removal.

            Section 3.5. Removal. Any officer may be removed from office, with or without cause, by the affirmative vote of a majority of the Directors then in office; provided, however, that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the Board of Directors prior to action thereon.

            Section 3.6. Resignation. Any officer may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the president, secretary, or assistant secretary, if any, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event.

            Section 3.7. Vacancies. A vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors.

            Section 3.8. Chairman of the Board. The Board of Directors may appoint a chairman of the board and may designate the chair man of the board as chief executive officer. If the Board of Directors appoints a chairman of the board, he shall perform such duties and possess such powers as are assigned to him by the Board of Directors.

            Section 3.9. President. The president shall be the chief executive officer of the corporation, unless a chairman of the board is so designated. Unless a chairman of the board is so designated or except as otherwise voted by the Board of Directors, the president shall preside at all meetings of the stockholders and of the Board of Directors at which present. The president shall have such duties and powers as are commonly incident to the office and such duties and powers as the Board of Directors shall from time to time designate.

            Section 3.10. Vice-President(s). The vice-president(s), if any, shall have such powers and perform such duties as the Board of Directors may from time to time determine.

            Section 3.11. Treasurer and Assistant Treasurers. The treasurer, subject to the direction and under the supervision and control of the Board of Directors, shall have general charge of the financial affairs of the corporation. The treasurer shall have custody of all funds, securities and valuable papers of the corporation, except as the Board of Directors may otherwise provide. The treasurer shall keep or cause to be kept full and accurate records of account which shall be the property of the corporation, and which shall be always open to the inspection of each elected officer and Director of the corporation. The treasurer shall deposit or cause to be deposited all funds of the corporation in such depository or depositories as may be authorized by the Board of Directors. The treasurer shall have the power to endorse for deposit or collection all notes, checks, drafts, and other negotiable instruments payable to the corporation.

The treasurer shall perform such other duties as are incidental to the office, and such other duties as may be assigned by the Board of Directors.

            Assistant treasurers, if any, shall have such powers and perform such duties as the Board of Directors may from time to time determine.

            Section 3.12. Secretary and Assistant Secretaries. The secretary shall record, or cause to be recorded, all proceedings of the meetings of the stockholders and Directors (including committees thereof) in the book of records of this corporation. The record books shall be open at reasonable times to the inspection of any stockholder, Director, or officer. The secretary shall notify the stockholders and Directors, when required by law or by these By-laws, of their respective meetings, and shall perform such other duties as the Directors and stockholders may from time to time prescribe. The secretary shall have the custody and charge of the corporate seal, and shall affix the seal of the corporation to all instruments requiring such seal, and shall certify under the corporate seal the proceedings of the Directors and of the stockholders, when required. In the absence of the secretary at any such meeting, a temporary secretary shall be chosen who shall record the proceedings of the meeting in the aforesaid books.

            Assistant secretaries, if any, shall have such powers and perform such duties as the Board of Directors may from time to time designate.

            Section 3.13. Other Powers and Duties. Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors.

                                  ARTICLE IV.

                                 Capital Stock

            Section 4.1. Stock Certificates. Each stockholder shall be entitled to a certificate representing the number of shares of the capital stock of the corporation owned by such person in such form as shall, in conformity to law, be prescribed from time to time by the Board of Directors. Each certificate shall be signed by the president or vice-president and secretary or assistant secretary or such other officers designated by the Board of Directors from time to time as permitted by law, shall bear the seal of the corporation, and shall express on its face its number, date of issue, class, the number of shares for which, and the name of the person to whom, it is issued. The corporate seal and any or all of the signatures of corporation officers may be facsimile if the stock certificate is manually counter-signed by an authorized person on behalf of a transfer agent or registrar other than the corporation or its employee.

            If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

            Section 4.2. Transfer of Shares. Title to a certificate of stock and to the shares represented thereby shall be transferred only on the books of the corporation by delivery to the corporation or its transfer agent of the certificate properly endorsed, or by delivery of the certificate accompanied by a written assignment of the same, or a properly executed written power of attorney to sell, assign or transfer the same or the shares represented thereby. Upon surrender of a certificate for the shares being transferred, a new certificate or certificates shall be issued according to the interests of the parties.

            Section 4.3. Record Holders. Except as otherwise may be required by law, by the Certificate of Incorporation or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.

            It shall be the duty of each stockholder to notify the corporation of his post office address.

            Section 4.4. Record Date. In order that the corporation may determine the stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournments thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the corporation after the record date.

            If no record date is fixed: (i) the record date for determining stockholders entitled to receive notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

            Section 4.5. Transfer Agent and Registrar for Shares of Corporation. The Board of Directors may appoint a transfer agent and a registrar of the certificates of stock of the corporation. Any transfer agent so appointed shall maintain, among other records, a stockholders' ledger, setting forth the names and ad dresses of the holders of all issued shares of stock of the corporation, the number of shares held by each, the certificate numbers representing such shares, and the date of issue of the certificates representing such shares. Any registrar so appointed shall maintain, among other records, a share register, setting forth the total number of shares of each class of shares which the corporation is authorized to issue and the total number of shares actually issued. The stockholders' ledger and the share register are hereby identified as the stock transfer books of the corporation; but as between the stockholders' ledger and the share register, the names and addresses of stockholders, as they appear on the stockholders' ledger maintained by the transfer agent shall be the official list of stockholders of record of the corporation. The name and address of each stockholder of record, as they appear upon the stockholders' ledger, shall be conclusive evidence of who are the stockholders entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, and to own, enjoy and exercise any other property or rights deriving from such shares against the corporation. Stockholders, but not the corporation, its Directors, officers, agents or attorneys, shall be responsible for notifying the transfer agent, in writing, of any changes in their names or addresses from time to time, and failure to do so will relieve the corporation, its other stockholders, Directors, officers, agents and attorneys, and its transfer agent and registrar, of liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing in the stockholders' ledger maintained by the transfer agent.

            Section 4.6. Loss of Certificates. In case of the loss, destruction or mutilation of a certificate of stock, a replacement certificate may be issued in place thereof upon such terms as the Board of Directors may prescribe, including, in the discretion of the Board of Directors, a requirement of bond and indemnity to the corporation.

            Section 4.7. Restrictions on Transfer. Every certificate for shares of stock which are subject to any restriction on transfer, whether pursuant to the Certificate of Incorporation, the By-laws or any agreement to which the corporation is a party, shall have the fact of the restriction noted conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement that the corporation will furnish a copy to the holder of such certificate upon written request and without charge.

            Section 4.8. Miscellaneous. The amount and classes of the capital stock and the par value, if any, of the shares, shall be as fixed in the Certificate of Incorporation. At all times when there are two or more classes of stock, the several classes of stock shall conform to the description and the terms and have the respective preferences, voting powers, restrictions and qualifications set forth in the Certificate of Incorporation and these By-laws. Every certificate issued when the corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either (i) the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued, or (ii) a statement of the existence of such preferences, powers, qualifications and rights, and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

                                   ARTICLE V.

                                   Dividends

            Section 5.1.  Declaration of Dividends.   Except as otherwise
required by law or by the Certificate of Incorporation, the Board of Directors may, in its discretion, declare what, if any, dividends shall be paid from the surplus or from the net profits of the corporation upon the stock of the corporation; provided, however, that no dividend shall be declared or paid the payment of which would diminish the amount of the paid-in capital of the corporation. Dividends may be paid in cash, in property, in shares of the corporation's stock, or in any combination thereof. Dividends shall be payable upon such dates as the Board of Directors may designate.

            Section 5.2. Reserves. Before the payment of any dividend and before making any distribution of profits, the Board of Directors, from time to time and in its absolute discretion, shall have power to set aside out of the surplus or net profits of the corporation such sum or sums as the Board of Directors deems proper and sufficient as a reserve fund to meet contingencies or for such other purpose as the Board of Directors shall deem to be in the best interests of the corporation, and the Board of Directors may modify or abolish any such reserve.

                                  ARTICLE VI.

                         Powers of Officers to Contract

                              With the Corporation

            Any and all of the Directors and officers of the corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the corporation and themselves, or any and all of the individuals from time to time constituting the Board of Directors of the corporation, or any firm or corporation in which any such Director may be interested, directly or indirectly, whether such individual, firm or corporation thus contracting with the corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the Board of Directors or committee thereof which authorizes such contract or agreement; (ii) if the material facts as to such person's relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote or the stockholders; or (iii) the contract or agreement is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Any Director of the corporation who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or ratify any such transaction. This Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

                                  ARTICLE VII.

                                Indemnification

            Section 7.1.  Definitions.  For purpose of this Article VII:

            (a) "Covered Person" means an individual: (i) who is a present or former Director, officer, agent or employee of the corporation or who serves or served another corporation, partner ship, joint venture, trust, employee benefit plan or other enterprise in one of those capacities or as trustee, partner or fiduciary at the request of the corporation; and (ii) who by reason of his position was, is, or is threatened to be made a party to a Proceeding. It shall also include such person's heirs, executors and administrators.

            (b) "Proceeding" includes any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and any claim which could be the subject of such a proceeding.

            (c) "Disinterested Director" means a Director who is not a real party in interest to the Proceeding in question.

            (d) "Expenses" means liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromises or as fines or penalties, and expenses, including reasonable legal and accounting fees.

            Section 7.2. Actions in Name of the Corporation or Stock holder. The corporation shall indemnify any Covered Person against all Expenses incurred in connection with the defense or disposition of any Proceeding by or in the name of the corporation or any stockholder in his capacity as such if the Covered Person acted in good faith, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any matter as to which such Covered Person has been adjudicated liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that, the court deciding the action determines that such Covered Person is entitled to indemnification.

            Such indemnification may be provided in connection with a Proceeding in which it is claimed that an officer or Director received an improper personal benefit by reason of his position, regardless of whether the claim involves his service in such capacity, subject to the foregoing limitations and to the additional limitation that it shall not have been finally determined that an improper personal benefit was received by the Director or officer.

            Notwithstanding anything to the contrary in this Section 7.2, if any Covered Person has been wholly successful on the merits in the defense of any Proceeding by or in the name of the corporation or any stockholder in his capacity as such, such Covered Person shall be indemnified by the corporation against all Expenses incurred by him in connection therewith.

            Section 7.3. Other Actions. The corporation shall indemnify any Covered Person against any Expenses incurred in connection with the defense or disposition of any Proceeding other than a proceeding of the type described in
Section 7.2 if the Covered Person acted in good faith, in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            Section 7.4. Determination of Indemnification. Any indemnification hereunder, other than advancement of attorney's fees or costs of defense under
Section 7.5, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 7.2 or 7.3 hereunder.
Such determination shall be made:

            (a) By the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors, or

            (b) If such a quorum is not obtainable, or, even if obtainable, a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion, or

            (c) By the stockholders, by the vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any director or officer who is a real party in interest to the Proceeding in question.

            Section 7.5. Advances of Attorney's Fees and Other Costs. The corporation shall advance attorney's fees or other Expenses reasonably incurred by a Covered Person in defending a Proceeding upon receipt of an undertaking by or on behalf of the Covered Person to repay the amount advanced if it shall ultimately be determined that he is not entitled to be indemnified by the corporation for such fees and Expenses under Delaware law. Any ultimate determination of dispute concerning indemnification shall be made by the Delaware Court of Chancery. The corporation shall advance all fees incurred by a Covered Person in connection with any Proceeding within twenty (20) days after receipt by the corporation of evidence of the incurring of such costs. Any advances and undertakings to repay hereunder shall be unsecured and interest free. Advances hereunder shall not require approval of the Board of Directors, stockholders, or any other person or body.

            Section 7.6. Presumptions upon Termination of Proceeding. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his conduct was lawful.

            Section 7.7. Indemnification Not Exclusive. The right of indemnification provided by this Article VII shall not be exclusive of or affect any other rights to which such Covered Person may be entitled by law, under the Certificate of Incorporation of the corporation, under any indemnification agreement with the corporation or otherwise.

            Section 7.8. Indemnification Agreements. The corporation shall have the express authority to enter into such agreements as the Board of Directors deems appropriate for the indemnification of present or future directors and officers of the corporation in connection with their service to, or status with, the corporation or any other corporation, entity or enterprise with whom such person is serving at the express written request of the corporation.

            Section 7.9. Insurance. The corporation may purchase and maintain insurance on its behalf and on behalf of any Covered Person against any liability asserted against such Covered Person and incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

            Section 7.10. Employee Benefit Plans. If the corporation or any of its subsidiaries or affiliates sponsors any employee benefit plan, and any Covered Person undertakes or incurs any responsibility as a fiduciary with respect thereto then, for purposes of indemnification of such Covered Person under this Article VII, (i) such Covered Person shall be deemed not to have failed to have acted in good faith and in the reasonable belief that his action was in the best interests of the corporation if he acted in good faith and in the reasonable belief that his action was in the best interests of the participants or beneficiaries of said plan, and (ii) "Expenses" shall be deemed to include any taxes or penalties assessed on such Covered Person with respect to said plan under applicable law.

                                 ARTICLE VIII.

                            Miscellaneous Provisions

            Section 8.1. Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Restated Certificate of Incorporation of the corporation, as amended and in effect from time to time.

            Section 8.2. Fiscal Year. Except as from time to time otherwise provided by the Board of Directors, the corporation shall have a 52-53 week fiscal year which shall end at the close of business on the Sunday closest to September 30th in each year.

            Section 8.3. Corporate Seal. The Board of Directors shall have the power to adopt and alter the seal of the corporation.

            Section 8.4. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes, and other obligations authorized to be executed by an officer of the corporation on its be half shall be signed by the president or the treasurer except as the Board of Directors may generally or in particular cases otherwise determine.

            Section 8.5. Voting of Securities. Unless the Board of Directors otherwise provides, the president or the treasurer may waive notice of and act on behalf of this corporation, or appoint another person or persons to act as proxy or attorney in fact for this corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this corporation.

            Section 8.6. Evidence of Authority. A certificate by the secretary or any assistant secretary as to any action taken by the stockholders, Directors or any officer or representative of the corporation shall, as to all persons who rely thereon in good faith, be conclusive evidence of such action. The exercise of any power which by law, by the Certificate of Incorporation, or by these By-laws, or under any vote of the stockholders or the Board of Directors, may be exercised by an officer of the corporation only in the event of absence of another officer or any other contingency shall bind the corporation in favor of anyone relying thereon in good faith, whether or not such absence or contingency existed.

            Section 8.7. Corporate Records. The original, or attested copies, of the Certificate of Incorporation, By-laws, records of all meetings of the incorporators and stockholders, and the stock transfer books (which shall contain the names of all stockholders and the record address and the amount of stock held by each) shall be kept in Delaware at the principal office of the corporation, or at an office of the corporation, or at an office of its transfer agent or of the secretary or of the assistant secretary, if any. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to inspection of any stockholder for any purpose but not to secure a list of stockholders for the purpose of selling said list or copies thereof or for using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the corporation.

            Section 8.8. Charitable Contributions. The Board of Directors from time to time may authorize contributions to be made by the corporation in such amounts as it may determine to be reason able to corporations, trusts, funds or foundations organized and operated exclusively for charitable, scientific or educational purposes, no part of the net earning of which inures to the private benefit of any stockholder or individual.

                                  ARTICLE IX.

                                   Amendments

            These By-laws may be amended, altered or repealed in the manner provided by the Certificate of Incorporation of the corporation.

                                   Exhibit 11

Statement re:  computation of per share earnings
- ------------------------------------------------

                                           Thirteen Weeks Ended                    Twenty-Six Weeks Ended
                                       -----------------------------            -----------------------------
                                          Apr 2,            Apr 3,                Apr 2,             Apr 3,
                                           1995              1994                  1995               1994
                                       -----------       -----------            -----------       -----------
Weighted average shares
 outstanding                            11,372,454        11,229,807             11,359,090        11,226,747

Common Stock equivalents:
Stock options                              375,084           130,186                325,256           150,495
                                       -----------       -----------            -----------       -----------
     Total (1)                          11,747,538        11,359,993             11,684,346        11,377,242
                                       ===========       ===========            ===========       ===========

     Net Income                        $ 1,243,000       $   882,000            $ 2,763,000       $ 1,941,000
                                       ===========       ===========            ===========       ===========


EARNINGS PER COMMON SHARE              $       .11       $       .08            $       .24       $       .17
                                       ===========       ===========            ===========       ===========

(1) Average shares outstanding and all per share amounts included above are based on the increased numbers of shares giving retroactive effect to the five-for-four stock split discussed in Note 13 to the Consolidated Financial Statements for the Year Ended October 2, 1994.

                                       14